EXHIBIT 10.1

SIXTH AMENDMENT TO LEASE

     THIS SIXTH AMENDMENT TO LEASE (this “Sixth Amendment”) is made as of January 17, 2008 by and between 111 EAST WACKER, LLC, a Delaware limited liability company (“Landlord”), and FEDERAL HOME LOAN BANK OF CHICAGO, a corporation organized under the laws of the United States of America (“Tenant”).

WITNESSETH:

     A. Landlord (as successor by assignment from Lincoln-Carlyle Illinois Center, L.L.C. (“Original Landlord”) and Tenant are parties to a written lease between Original Landlord and Tenant dated December 30, 1997 (the “1997 Lease”), whereby Original Landlord leased to Tenant certain premises containing approximately 81,000 square feet of rentable area of office space (the “Premises”) consisting of all of the office space on the seventh (7th) and eighth (8th) floors and a portion of the office space on the fourth (4th) floor of the building located at 111 East Wacker Drive, Chicago, Illinois 60601 (the “Building”) for a lease term expiring on July 31, 2011.

     B. By a certain First Amendment (the “First Amendment”) dated as of December 15, 2000, Landlord and Tenant added certain additional premises consisting of approximately 18,205 square feet of rentable area on the 4th Floor of the Building to the Premises governed by the terms of the 1997 Lease.

     C. By a certain Second Amendment (the “Second Amendment”) dated as of October 29, 2003, Landlord and Tenant added certain further additional space to the Premises, containing approximately 33,068 rentable square feet on the 6th floor of the Building to the Premises governed by the terms of the 1997 Lease, as amended by the First Amendment and the terms and provisions of the Second Amendment.

     D. By a certain Third Amendment to Lease (the “Third Amendment”) dated as of April 15, 2004, Landlord and Tenant temporarily added certain further space to the Premises, containing approximately 1,185 rentable square feet on the 5th floor of the Building to the Premises governed by the terms of the 1997 Lease, as amended by the First Amendment and the terms and provisions of the Second Amendment and the Third Amendment.

     E. By a certain Fourth Amendment to Lease (the “Fourth Amendment”) dated as of July 29, 2004, Landlord and Tenant temporarily added certain further space to the Premises, containing approximately 3,259 rentable square feet on the 5th Floor of the Building to the Premises governed by the terms of the 1997 Lease, as amended by the First Amendment and the terms and provisions of the Second Amendment, the Third Amendment and the Fourth Amendment.

     F. By a certain Fifth Amendment to Lease (the “Fifth Amendment”) dated as of March 1, 2005, Landlord and Tenant temporarily added certain further space to the Premises, containing approximately 8,855 rentable square feet on the 5th Floor of the Building to the Premises governed by the terms of the 1997 Lease, as amended by the First Amendment and the terms and provisions of the Second Amendment, the Third Amendment, the Fourth Amendment

and the Fifth Amendment (the 1997 Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and the Fifth Amendment, is sometimes referred to herein as the “Lease”).

     G. Landlord and Tenant now desire to delete from the Premises the space containing 19,245 rentable square feet located on the 4th Floor of the Building and shown crosshatched on Exhibit A attached hereto (the “Surrendered Space”), and to further modify the Lease on the terms and conditions contained in this Sixth Amendment.

     NOW THEREFORE, in consideration of the above recitals, which by this reference are incorporated herein, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Definitions. All capitalized terms used herein which are not defined in this Sixth Amendment shall have the meanings ascribed to such terms in the Lease.

     2. Representations and Warranties. Tenant represents and warrants that (a) the Lease is in full force and effect, (b) the Lease has not been assigned or encumbered by Tenant, (c) Tenant knows of no defense or counterclaim to the enforcement of the Lease, (d) to Tenant's knowledge Tenant is not entitled to any offset, abatement or reduction of rent under the Lease, (e) Landlord has completed all work to be performed by Landlord and paid all contributions, other than as set forth herein, and other sums due to Tenant under the Lease, and (f) to Tenant's knowledge neither Landlord nor Tenant is in default under any of its obligations under the Lease. Landlord represents and warrants that to its knowledge neither Landlord nor Tenant is in default under any of its obligations under the Lease.

     3. Premises Reduction. Effective March 17, 2008 (the “Premises Reduction Date”), Tenant shall surrender possession of the Surrendered Space to Landlord and vacate the Surrendered Space, pursuant to the provisions of the Lease relating to the surrender of the Premises, except that notwithstanding anything to the contrary in the Lease, Tenant shall: (a) repair, in accordance with the Lease, any intentional damage that Tenant caused to the Surrendered Space; (b) except as provided in the preceding clause (a), have no obligation to perform any work, alterations, demolition, or restoration in the Surrendered Space; and (c) otherwise deliver the Surrendered Space in its "as is" condition as of the date of the Premises Reduction Date. On or before the Premises Reduction Date, Tenant shall remove all of Tenant's furniture, equipment, and other personal property (collectively, the “Personalty”) from the Surrendered Space. Any Personalty in the Surrendered Space after the Premises Reduction Date shall: (a) be deemed abandoned; (b) automatically pass to Landlord, and (c) Tenant shall be liable for all of Landlord's costs incurred to remove and/or dispose the Personalty. Nothing in this Sixth Amendment shall limit Tenant's obligations under the Lease to remove the Personalty from the Surrendered Space whether before or after the Premises Reduction Date. If Tenant fails to surrender possession of the Surrendered Space on the Premises Reduction Date, WITH TIME BEING OF THE ESSENCE, then without limiting Landlord's other rights and remedies, Tenant shall upon demand pay Landlord holdover rent in accordance with the Lease. If Tenant has vacated the Surrendered Space and removed the Personalty before the Premises Reduction Date, then Landlord may enter and take possession of the Surrendered Space free of any claims by Tenant.

4. Termination Fee. As consideration for Landlord's agreement to the reduction in the Premises, Tenant shall pay to Landlord on or before the Premises Reduction Date, an amount equal to $789,045 (19,245 rsf times $41.00/rsf).

     5. Landlord's and Tenant's Construction Obligations. Landlord, at its sole cost and expense, shall construct a building standard common corridor on the 4th floor of the Building and a building standard demising wall with drywall on the exterior side only between the Surrendered Space or corridor and the remaining portion of the Premises. Landlord shall also separate the electrical, HVAC, plumbing and life safety systems that service the Surrendered Space from the remaining portion of the Premises. Such work shall be performed by Landlord in such a manner as to minimize disruption with Tenant's use of the Premises. Prior to commencing such work, Landlord shall provide to Tenant a detailed description and schedule of the work to be performed. Landlord shall use reasonable efforts to keep Tenant apprised of the progress of the work and shall take into consideration Tenant's reasonable suggestions to minimize disruption of Tenant's business. Tenant shall be responsible for completion of the demising wall on the interior of the Premises and any other work in the Premises required as a result of deletion of the Surrendered Space from the Premises. Landlord and Tenant shall use reasonable efforts to cooperate with each other to perform their respective construction obligations.

     6. Lease Amendment. The Lease is amended as set forth in Addendum I attached hereto. The Rent Schedule attached to Addendum I and Tenant's Proportionate Share as set forth in Addendum I shall apply on and after March 18, 2008 notwithstanding anything to the contrary in the Lease.

     7. Real Estate Brokers. Landlord agrees to pay any commissions due to Parkway Properties, Inc. and JF McKinney & Associates Ltd. (the "Brokers") arising out of this transaction. Each party hereby agrees to indemnify and hold the other party harmless from and against any and all damages, liabilities, claims, actions, costs and expenses (including attorneys' fees) arising from either (i) any claims or demands resulting from the actions of the indemnifying party, of any broker, other than the Brokers, salesperson or finder for any fee or commission alleged to be due such broker, salesperson or finder in connection with this Sixth Amendment or (ii) claim of, or right to, any lien under the statutes of the State of Illinois relating to real estate broker liens with respect to any such broker, salesperson or finder resulting from the actions of the indemnifying party (excluding the Brokers).

     8. Binding Effect. The terms, covenants and conditions contained in this Sixth Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     9. Superseding Effect. This Sixth Amendment supersedes all prior negotiations, representations, understandings and agreements of, by or between the parties, which shall be deemed fully merged therein; shall be construed and governed by the laws of the State of Illinois, and may not be changed or terminated orally.

     10. Other Lease Terms. Except for the provisions of this Sixth Amendment, all of the terms, covenants, and conditions of the Lease, and all the rights and obligations of Landlord and Tenant thereunder, shall remain in full force and effect during the Term and any extension thereof, and are not otherwise altered, amended, revised, or changed.

11. Submission. Submission of this Sixth Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Sixth Amendment unless and until this Sixth Amendment is fully signed and delivered by Landlord and Tenant.

     12. Limitation of Liability. The liability of Landlord for Landlord's obligations under the Lease as amended by this Sixth Amendment (“Amended Lease”) shall be limited to Landlord's interest in the Building and the land thereunder and Tenant shall not look to any other property or assets of Landlord or the property or assets of any partner, shareholder, director, officer, member, manager, principal, employee or agent, directly and indirectly, of Landlord (collectively, the “Parties”) in seeking either to enforce Landlord's obligations under the Amended Lease or to satisfy a judgment for Landlord's failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord's obligations under the Amended Lease.

     13. Counterparts; Facsimile. This Sixth Amendment may be executed in multiple counterparts and by facsimile transmission.

[signature page follows]

     IN WITNESS WHEREOF, this Sixth Amendment is executed as of the day and year aforesaid.

LANDLORD:		TENANT:
111 EAST WACKER, LLC, a Delaware limited		FEDERAL HOME LOAN BANK OF
liability company		CHICAGO, a corporation organized
under the laws of the United States of
By:	Parkway Chicago, LLC, its sole member	America
	By: /s/ Jay Buckley	By: /s/ Matthew R. Feldman
	Name: Jay Buckley	Name: Matthew R. Feldman
	Its: Sr. V.P.	Its: Executive Vice President
By: /s/ William R. Flatt
Name: William R. Flatt
Its: Executive Vice President & COO

Exhibit A

Floor Plan – Surrendered Space

[Floor Plan omitted in copy attached to this Form 8-K]

ADDENDUM I

I.	Clauses 2, 3, 4 and 12B of Schedule to the Lease are amended for periods on and after March 18, 2008 to read as follows:

	2.	Premises: All of the 6 th , 7 th and 8 th floors, and a portion of the 4 th floor, of the Building all as shown on Appendix A.

	3.	Rentable Square Feet of the Premises: 113,027 consisting of 13,823 rentable square feet on the 4 th floor, 33,068 rentable square feet on the 6 th floor, 33,068 rentable square feet on the 7 th floor and 33,068 rentable square feet on the 8 th floor.

	4.	Tenant's Proportionate Share: 11.5175% consisting of 1.4093% for the 4 th floor, 3.337% for the 6 th floor, 3.3856% for the 7 th floor and 3.3856% for the 8 th floor.

12B.	Base Rent: For the period March 18, 2008 through the end of the Term the Base
Rent for the Premises shall be as set forth in attached Schedule 1 to this
Addendum I.

II.	Sections 31 and 34 are hereby deleted from the Lease and shall have no further force or effect.

III.	For periods on and after March 18, 2008, Appendix A to the Lease shall be replaced with Appendix A attached to this Addendum I.

2

SCHEDULE 1

TO

ADDENDUM I

	4th Floor	6th Floor	7th Floor	8th Floor
	Monthly	Monthly	Monthly	Monthly
	Rent	Rent	Rent	Rent	Aggregate	Annualized
Period	(13,823 rsf)	(33,068 rsf)	(33,068 rsf)	(33,068 rsf)	Monthly Rent	Base Rent

3/1/08-3/31/08	$20,020.31	$ 47,480.82	$ 46,846.33	$ 46,846.33	$161,193.80	$ 1,934,325.58
4/1/08-7/31/08	$20,020.31	$ 48,667.84	$ 47,347.83	$ 46,846.33	$162,882.32	$ 1,954,587.82
8/1/08-3/31/09	$20,596.27	$ 48,667.84	$ 48,725.67	$ 48,224.17	$166,213.94	$ 1,994,567.32
4/1/09-7/31/09	$20,596.27	$ 49,884.54	$ 48,725.67	$ 48,224.17	$167,430.64	$ 2,009,167.72
8/1/09-3/31/10	$21,172.23	$ 49,884.54	$ 50,103.50	$ 49,602.00	$170,762.27	$ 2,049,147.22
4/1/10-7/31/10	$21,172.23	$ 51,131.65	$ 50,103.50	$ 49,602.00	$172,009.38	$ 2,064,112.54
8/1/10-3/31/11	$21,748.19	$ 51,131.65	$ 51,481.33	$ 50,979.83	$175,341.00	$ 2,104,092.04
4/1/11-7/31/11	$21,748.19	$ 52,409.94	$ 51,481.33	$ 50,979.83	$176,619.29	$ 2,119,431.52

APPENDIX A

[Floor Plans omitted in copy attached to this Form 8-K]